                                 CODE OF ETHICS

                                       FOR

                        SUNAMERICA ASSET MANAGEMENT CORP.
                        SUNAMERICA CAPITAL SERVICES, INC.

                                       AND

                               ANCHOR PATHWAY FUND
                               ANCHOR SERIES TRUST
                      SUNAMERICA STYLE SELECT SERIES, INC.
                             SUNAMERICA EQUITY FUNDS
                             SUNAMERICA INCOME FUNDS
                       SUNAMERICA MONEY MARKET FUNDS, INC.
                             SUNAMERICA SERIES TRUST
                  SUNAMERICA STRATEGIC INVESTMENT SERIES, INC.
                              SEASONS SERIES TRUST



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                                TABLE OF CONTENTS

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

I.       PURPOSE                                                           1

II.      STATEMENT OF GENERAL FIDUCIARY PRINCIPLES                         1

III.     DEFINITIONS                                                       2

                  A.  Adviser                                              2
                  B.  Investment Client                                    2
                  C.  Underwriter                                          2
                  D.  Access Person                                        2
                  E.  Advisory Person                                      2
                  F.  Affiliated Company                                   3
                  G.  Affiliated Person                                    3
                  H.  Beneficial Ownership                                 3
                  I.  Control                                              4
                  J.  Disinterested Director or Trustee                    4
                  K.  Interested Person                                    5
                  L.  Person                                               5
                  M.  Personal Securities Transaction                      5
                  N.  Portfolio Manager                                    6
                  O.  Private Placement                                    6
                  P.  Public Offerings                                     6
                  Q.  Purchase or Sale of a Security                       6
                  R.  Review Officer                                       6
                  S.  Security                                             6
                  T.  Securities Held or to be Acquired                    7

IV       INCORPORATION OF INVESTMENT SUB-ADVISERS' CODES OF ETHICS         7

V.       PROHIBITIONS AND RESTRICTIONS ON PERSONAL SECURITIES
           TRANSACTIONS                                                    7

VI.      EXEMPTED TRANSACTIONS                                            10

VII.    PRECLEARANCE REQUIREMENTS                                         12

VIII.   REPORTING REQUIREMENTS                                            13

IX.      CONFLICTS OF INTEREST                                            15

X.       DISINTERESTED DIRECTORS OR TRUSTEES                              16

XI.      REVIEW BY THE BOARDS OF DIRECTORS OR TRUSTEES                    16

XII.     AUDIT BY ETHICS COMMITTEE AND/OR REVIEW OFFICER                  16

XIII.    SANCTIONS                                                        17

XIV.     CONFIDENTIALITY                                                  17

XV.      ADDITIONAL DISCLOSURE                                            17

         ENDNOTES                                                         18

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I.       PURPOSE

SunAmerica Asset Management Corp. ("SAAMCo") has a fiduciary duty to investment clients as defined in Section III. B. which requires each employee to act solely for the benefit of clients. This Code of Ethics (the "Code") has been adopted in accordance with Section (b) of Rule 17j-1 (the "Rule"), under the Investment Company Act of 1940, as amended (the "Act"). The Rule generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment clients, if effected by associated persons of such companies. The purpose of this Code is to provide regulations and procedures consistent with the Act and the Rule and is designed to give effect to the general prohibitions set forth in Section (b) of the Rule, as follows:

It is unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person, of a security held or to be acquired, as defined in the Rule, by such registered investment company to:

     1. employ any device, scheme or artifice to defraud such registered investment company;

     2. make any untrue statement of a material fact to such registered investment company or omit to state a material fact necessary in order to make the statements made to the registered investment company, in light of the circumstances under which they are made, not misleading;

     3. engage in any act, practice or course of business that operates or would operate as a fraud or deceit on such registered investment company;

     4. engage in any manipulative practice with respect to such registered investment company.

In addition, each employee has a duty to act in the best interest of the firm. It is clearly in our best interest as a professional investment advisory organization to avoid potential conflicts of interest or even the appearance of such conflict with respect to the conduct of our officers and employees. While it is impossible to anticipate all instances of potential conflict, the standard is clear.


II.      STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

In light of our professional and legal responsibilities, we believe it is appropriate to restate and periodically distribute the firm's Code to all employees. Our aim is to be as flexible as possible in our organization and our internal procedures, while simultaneously protecting our organization and our clients from the damage that could arise from a situation involving a real or apparent conflict of interest. While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth our policy regarding employee conduct in those situations in which conflicts are most likely to develop. As a general fiduciary principle, (i) it is imperative that those who work for or on behalf of an investment client, avoid any

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such situation that might comprise, or call into question, their exercise of fully independent judgement in the interests of clients; (ii) all personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility; and (iii) you should not take inappropriate advantage of your position. If you have any doubt as to the propriety of any activity, you should consult SAAMCo's General Counsel, Robert M. Zakem.

III.     DEFINITIONS

         A.       "ADVISER" means SunAmerica Asset Management Corp. ("SAAMCo").

         B. "INVESTMENT CLIENT" means (i) an investment company registered as such under the Act, any series thereof or any component of such series for which the Adviser is an investment adviser ("investment company"); or (ii) any private accounts for which the Adviser is an investment adviser.

         C.       "UNDERWRITER" means SunAmerica Capital Services, Inc.

         D.       "ACCESS PERSON" means:

                  1. any trustee, director, officer, general partner or advisory person of the investment company or Adviser;

                  2. any director or officer of the Underwriter who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of securities for the investment client or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the investment client regarding the purchase or sale of securities; and

                   3. any other persons designated by the Review Officer as having access to current trading information.

         E.       "ADVISORY PERSON" means:

                  1. any employee of the Adviser or of any company in a control relationship to the investment company and/or Adviser, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an investment client; and whose functions relate to the making of any recommendations with respect to such purchases or sales; and

                  2. any natural person in a control relationship, or deemed by the Review Officer to be in a control relationship, to the investment company or Adviser who obtains

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                           information concerning the recommendations made to
                           an investment client with regard to the purchase or sale of a security.


         F. "AFFILIATED COMPANY" means a company which is an affiliated person as set forth below.

         G.       "AFFILIATED PERSON" means:

                  (1) any person directly or indirectly owning, controlling, or holding with power to vote, five per centum (5%) or more of the outstanding voting securities or such other person;

                  (2) any person five per centum (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

                  (3) any person directly or indirectly controlling, controlled by, or under common control with, such other person;

                  (4) any officer, director, partner, copartner, or employee of such other person;

                  (5) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof;

                  (6) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

         H. "BENEFICIAL OWNERSHIP"shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Under this Rule, a person is generally deemed to have Beneficial Ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities.

                  (i) The term "pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

                  (ii) The term "indirect pecuniary interest" includes the following:


                           - securities held by members of the person's immediate family sharing the same household; the term "immediate family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, as well as adoptive relationships;

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                           -   a general partner's proportionate interest in the
                               portfolio securities held by a general or limited partnership;

                           - a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function, with exception;

                           - a person's right to dividends that is separated or separable from the underlying securities;

                           - a person's interest in securities held by certain trusts; and

                           - a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.*

                           - a person who is a shareholder of a corporation or similar entity is NOT deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, if the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity's portfolio. The term "control" means the power to exercise a controlling influence over management or policies, unless the power is solely the result of an official position with the company.

*The term "derivative security" means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

         I.       "CONTROL" means:

                  (1) the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company;

                  (2) any person who owns beneficially, either directly or through one or more controlled companies, more that 25 per centum (25%) of the voting securities of a company shall be presumed to control such company;
                  (3) any person who does not so own more than 25 per centum (25%) of the voting securities of any company shall be presumed not to control such company.

                  A NATURAL PERSON SHALL BE PRESUMED NOT TO BE A CONTROLLED PERSON.

         J. "DISINTERESTED DIRECTOR OR TRUSTEE" means a director or trustee of an investment company who is not an "interested person" (as described below) of an investment

                                       4

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                  company, and who would be required to make a report under
                  Section XI of this Code solely by reason of being a director or trustee of the investment company.

         K.       "INTERESTED PERSON" of another person means:

                  (1)      any affiliated person of the investment company;

                  (2) any member of the immediate family of any natural person who is an affiliated person of the investment company;

                  (3) any interested person of any investment adviser of or principal underwriter for the investment company;

                  (4) any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the investment company has acted as legal counsel for the investment company;

                  (5) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer; and

                  (6) any natural person whom the Securities and Exchange Commission by order shall have determined to be an interested person by reason of having had at any time since the beginning of the last two completed fiscal years of such company, a material business or professional relationship with such company or with the principal executive office of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company.

PROVIDED, THAT NO PERSON SHALL BE DEEMED TO BE AN INTERESTED PERSON OF AN INVESTMENT COMPANY SOLELY BY REASON OF (I) HIS/HER BEING A MEMBER OF ITS BOARD OF DIRECTORS OR ADVISORY BOARD OR AN OWNER OF ITS SECURITIES, OR (II) HIS/HER MEMBERSHIP IN THE IMMEDIATE FAMILY OF ANY PERSON SPECIFIED IN CLAUSE (I) OF THIS PROVISION.

         L.       "PERSON" means a natural person or a company.


         M.       "PERSONAL SECURITIES TRANSACTION" means:

                  (1)      transactions for your own account, including IRA's;

                  (2) transactions for an account in which you have indirect beneficial ownership, UNLESS you have no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as

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                           a trust or which you are an income or principal
                           beneficiary) are included within the meaning of "indirect beneficial interest" ;

                  (3) situations wherein you have a substantial measure of influence or control over an account, but neither you nor your family has any direct or indirect beneficial interest (E.G., a trust for which you are a trustee but not a direct or indirect beneficiary).(1)

         N. "PORTFOLIO MANAGER" means the person (or one of the persons) primarily responsible for the day-to-day management of the investment client's portfolios.

         O. "PRIVATE PLACEMENT" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to
                  Section 4(2) or Section 4(6) or Rule 504, Rule 505 or Rule 506 thereunder, or any other offering of securities not registered with the Securities and Exchange Commissions.

         P.       "PUBLIC OFFERINGS"

                  (1) INITIAL PUBLIC OFFERING means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

                  (2) SECONDARY OFFERING means an offering of previously issued securities, registered under the Securities Act of 1933, held by large investors who resell such securities at a higher price.

         Q. "PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of an option to purchase or sell a security.

         R. "REVIEW OFFICER" means the officer of the Adviser designated from time-to-time by the firm's Ethics Committee(2) to receive and review reports of purchases and sales of securities made by Access and Advisory Persons.(3)

         S. "SECURITY", as defined in Section 2(a)(36) of the Act, means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or

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                  participation in, temporary or interim certificate for,
                  receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

                  "Security" SHALL NOT include: (i) direct obligations of the U.S. Government, as described below; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by registered open-end investment companies; (iv) futures and options on futures; and (v) commodities.

                  - "GOVERNMENT SECURITY" means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the U.S. Government pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

         T. "SECURITIES HELD OR TO BE ACQUIRED" by an investment client means:

                  (1)      any security which, within the most recent 15 days:
                           (a) is or has been held by the investment client; or
                           (b) is being or has been considered by the investment client or Adviser for purchase by the investment client; and

                  (2) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in paragraph (1) above.

IV.      INCORPORATION OF INVESTMENT SUB-ADVISERS' CODES OF ETHICS

Those provisions of an Investment Sub-Adviser's Code of Ethics are applicable to persons who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of a security, or whose functions relate to the making of any recommendation, with respect to such purchase or sale by registered investment companies managed by such Investment Sub-Adviser, are hereby incorporated herein by reference as additional provisions of this Code of Ethics (to the extent such provisions are in addition to or more restrictive than the provision set forth in this Code) applicable to those officers, trustees, directors and advisory personnel of the Adviser or investment client who have direct responsibility of investments of the investment client, except that approval or disclosure required thereunder shall be obtained from or made to the officer designated in Section XII. A violation of an Investment Sub-Adviser's Code of Ethics shall constitute a violation of this Code.

V.       PROHIBITIONS AND RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

         The following activities apply to Advisory and/or Access Persons (as stated) and accounts for which they have Beneficial Ownership.

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                  A.       Prohibited Purchases and Sales - Except as otherwise
                           provided in Section VI below:

                  1.       ACCESS PERSONS

                  NO ACCESS PERSON SHALL:

                  /_/ engage in any act, practice or course of conduct, which would violate the provisions of the Rule as set forth above.

                  /_/ purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale is being (a) considered for purchase or sale by the investment client, or (b) purchased or sold by any portfolio of the investment client.(4)

                  /_/ disclose to other persons the securities activities engaged in or contemplated for the various portfolios of the investment client.

                  /_/ recommend any securities transaction by an investment client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation
                           (a) his or her direct or indirect beneficial ownership of any securities or such issuer,
                           (b) any contemplated transaction by such person in such securities, (c) any position with such issuer or its affiliates, and (d) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the company or on the market for the securities generally, such Access Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

                  /_/ execute a securities transaction, other than an exempted transaction, on a day during which any investment client in the complex has a pending "buy" or "sell" order in that same security and execute such securities transaction until one trading day after such pending investment client order is executed or withdrawn. (BLACKOUT PERIODS).

                  /_/      acquire any securities in an INITIAL PUBLIC OFFERING
                           (IPO) or in a SECONDARY OFFERING, without the prior approval of the Review Officer. In considering such a request for approval, the Review Officer will determine whether the proposed transaction presents a conflict of interest with any investment clients or

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                           otherwise violates the Code. The Review Officer will
                           also determine whether the following conditions have been met, prior to the acquisition of any security in an IPO:

                           - The purchase is made through the Access Person's regular broker;

                           - The number of shares to be purchased is commensurate with the normal size and activity of the Access Person's account; and

                           -       The transaction otherwise meets the
                                   requirements of the NASD's rules on
                                   FREERIDING, whereby an underwriting syndicate member withholds a portion of a new securities issue and later resells it at a price higher than the initial offering price and WITHHOLDING, whereby a participant in a public offering fails to make a bona fide public offering at the public offering price.

                  /_/ acquire any securities in a PRIVATE PLACEMENT without the prior approval of the Review Officer. Approval will take into account, among other factors, whether the investment opportunity should be reserved for an investment client, and whether the opportunity is being offered to an individual by virtue of his or her position with the investment client or as a reward for past transactions. Access/Advisory Persons who have been authorized to acquire securities in a private placement should disclose such private placement investment if he/she plays a material role in an investment client's subsequent investment decision regarding the same issuer. In the foregoing circumstances, the Access/Advisory Person's decision to purchase the security for an investment client's account will then be subject to an independent review by an investment professional with no personal interest in the transaction.

                  /_/ seek or accept any gift or other thing of more than a de minimis value ($250) annually from any person or entity that does business with or on behalf of an investment client. Gifts shall not include occasional participation in meals, cocktail parties, sporting events, the theater or similar gatherings conducted for business purposes. If an Access Person is unsure of the appropriateness of any gift, the Review Officer should be consulted.

                  /_/ serve on the board of directors of a publicly traded company, absent prior written authorization from the Review Officer based upon a determination that the board service would be consistent with the interests of the investment clients. Where board service is authorized, Advisory Persons serving as directors will be isolated from those making investment decisions regarding the securities of that company through "Chinese Wall" or other procedures. See "Other Conflicts of Interest-Outside Activities."

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         2.  ADVISORY PERSONS

         NO ADVISORY PERSONS SHALL:

         / /  engage in any conduct set forth in Section V.A.1.

         / / purchase or sell a security within at least seven (7) calendar days before and after he/she trades in that security on behalf of an investment client(5); or purchase or sell a security within at least three (3) days before and after he/she makes recommendations to any portfolio manager on behalf of an investment client(6) (BLACKOUT PERIODS).

    B.   Restricted Purchases and Sales - Except as otherwise provided above:

         1.   SHORT-TERM TRADING PROFITS.

              / / Subject to the other provisions of this Code, while there is no prohibition on short-term trading profits, the Review Officer will monitor quarterly reports and address abuses of short-term trading profits on a case-by-case basis. NEVERTHELESS, THE FIRM STRONGLY DISCOURAGES SHORT-TERM TRADING BY EMPLOYEES.

VI. EXEMPTED TRANSACTIONS

    The preclearance requirements of Section VII shall not apply to the following transactions; however, THESE TRANSACTIONS MUST STILL BE REPORTED TO THE REVIEW OFFICER (See Reporting Requirements).

    A. 500 shares or less, or the equivalent (E.G., 5 options or less; 500 shares or less of a convertible bond; and 25 or less fixed rate bonds) of a security of the same issuer;

    B. Purchases or sales of securities effected in any account which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access/Advisory Person does not in fact influence or control such transactions;

    C. Purchases of securities which are not eligible for purchase or sale by the investment client (E.G., American International Group, Inc.) and which are not related economically to securities purchased, sold or held by the investment client;

    D. Purchases or sales which are non-volitional on the part of either the Access/Advisory Person or the investment client. Non-volitional transactions include gifts to an employee over which the employee has no control of the timing


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         or transactions which result from corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.);

    E. Purchases which are part of an automatic dividend or distribution reinvestment plan;

    F. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

    G. Purchases or sales approved by a majority vote of those trustees or directors having no interest in the transaction upon a showing of good cause. Good cause will be deemed to exist where unexpected hardship occasions the need for additional funds. A change in investment objectives will not be deemed "good cause";

    H. The Review Officer can grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested would not (i) violate any policy embodied in this Code and (ii) that an exemption is appropriate to avoid an injustice to the employee in the particular factual situation presented. Factors to be considered may include:

         - the size and holding period of the employee's position in the security;

         -  the market capitalization of the issuer;

         -  the liquidity of the security;

         -  the reason for the employee's requested transaction;

         - the amount and timing of client trading in the same or a related security; and

         -  other relevant factors.

    I. Employee Stock Purchase Plan ("ESPP")/401(k) Plan. Employees participating in the ESPP need not report any purchases of securities effected through such plan; HOWEVER, any receipt of shares (at the end of the plan year) or disposition of securities which were purchased through ESPP/401(k) plan must be reported on the appropriate form.

ANY EMPLOYEE WISHING AN EXEMPTION SHOULD SUBMIT A WRITTEN REQUEST TO THE REVIEW OFFICER SETTING FORTH THE PERTINENT FACTS AND REASONS WHY THE EMPLOYEE BELIEVES THAT THE EXEMPTION SHOULD BE GRANTED. EMPLOYEES ARE CAUTIONED THAT EXEMPTIONS ARE INTENDED TO BE EXCEPTIONS, AND REPETITIVE EXEMPTIVE APPLICATIONS BY AN EMPLOYEE WILL NOT BE WELL RECEIVED.


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

VII.  PRECLEARANCE REQUIREMENTS

    A. Except as specifically exempted in this Section, all Advisory Persons must obtain preclearance from the firm's Head Trader,(7) prior to executing ANY transactions in securities for any account in which he/she has Beneficial Ownership.(8) Any portfolio manager wishing to effect a personal securities transaction which might be viewed as contrary to a position held in any portfolio for which he/she serves as portfolio manager must preclear such transaction with the firm's Review Officer, in addition to the normal preclearance procedure.
         The only exceptions to this requirement are automatic dividend reinvestment plan acquisitions, futures and options on futures, commodities, automatic employee stock purchase plan acquisitions, transactions in registered open-end investment companies, U.S. Government securities, commercial paper, bankers' acceptances, bank certificate of deposits, high-quality short-term debt instruments or exempted transactions. PLEASE NOTE, HOWEVER, THAT
         MOST OF THESE EXCEPTIONS MUST BE REPORTED EVEN THOUGH THEY DO NOT HAVE TO BE PRECLEARED. See Section VIII for reporting requirements.

    B. All Access and Advisory Persons are to "preclear" personal securities transactions of:

         1. more than 500 shares or the equivalent (E.G., more than 5 options; more than 500 shares of a convertible bond; and more than 25 fixed rate bonds) of a security of the same issuer, prior to execution, through the firm's Head Trader. This includes bonds, stocks (including closed-end funds), convertibles, preferreds, options on securities, warrants, rights, etc. for domestic and foreign securities whether publicly traded or privately placed. PLEASE NOTE, HOWEVER, THAT TRANSACTIONS OF SECURITIES IN ANY AMOUNT MUST BE REPORTED EVEN THOUGH THEY DO NOT HAVE TO BE PRECLEARED.

         2. a security of the same issuer, if such Access Person exhausted the limit of 500 shares, unless, such security is purchased or sold after ten business days from the initial transaction of such security. (For example, if you buy 501 shares of AOL, you will need to obtain preclearance. However, if you buy 500 shares of AOL on January 1 and 200 shares of AOL on January 3, you will need to obtain preclearance for the 200 shares. But, if you buy 500 shares of AOL on January 1 and you buy 200 shares of AOL on January 10, you need not obtain preclearance.).
              PLEASE NOTE, HOWEVER, THAT THESE TRANSACTIONS MUST BE REPORTED, EVEN THOUGH CERTAIN TRANSACTIONS DO NOT HAVE TO BE PRECLEARED.

    C. Clearance for personal securities transactions for publicly traded securities will be in effect for ONE TRADING DAY only. This "one trading day" policy is interpreted as follows:

              / / If clearance is granted at a time when the principal market in which the security trades is open, clearance is effective for the remainder of that trading day until the opening of that market on the following day.(9)

VIII.  REPORTING REQUIREMENTS

    A. INITIAL HOLDINGS REPORTS. No later than 10 days after the employee becomes an Access or Advisory Person, each Access or Advisory Person shall report the following information:


         / / the title, number of shares and principal amount of each security in which the Access or Advisory Person had any direct or indirect beneficial ownership when the employee became an Access or Advisory Person;

         / / the name of any broker, dealer or bank with whom the Access or Advisory Person maintained an account in which any securities were held for the direct or indirect benefit of the Access or Advisory Person as of the date the employee became an Access or Advisory Person; and

         / / the date that the report is submitted by the Access or Advisory Person.

    B. QUARTERLY TRANSACTION REPORTS. No later than 10 days after the end of a calendar quarter, each Access or Advisory Person shall file a quarterly personal securities transaction report containing the following information:

         / / with respect to any transaction during the quarter in a security in which the Access or Advisory Person had any direct or indirect beneficial ownership:

              - the date of the  transaction,  the title,  the  interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

              - the nature of the transaction (I.E.,  purchase,  sale or any other type of acquisition or disposition);

              - the price of the security in which the transaction was effected;

              - the name of the  broker,  dealer or bank with or through which the transaction  was effected; and

              - the date that the report is submitted by the Access or Advisory
                Person.

                  / / Access and Advisory Persons must also provide information on any new brokerage account established during the quarter including the name of the broker, dealer or bank and the date the account was established.

Quarterly report forms will be distributed to all employees on the last business day of each quarter. Completed forms should be sent to the Review Officer or his or her designee.(10) The forms and transactions in all personal accounts will be reviewed each quarter on a confidential basis.

NOTE: The quarterly report must include the required information for all personal securities transactions as defined above, except transactions in registered open-end investment companies, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), U.S. Government securities, commodities, and futures and options on futures. Except as noted above, exempted transactions must also be reported and the nature of the transaction clearly specified in the report.

QUARTERLY REPORTS MUST BE FILED BY ALL EMPLOYEES EVEN IF THERE WERE NO REPORTABLE TRANSACTIONS DURING THE QUARTER. (WRITE "NONE" AND RETURN WITH YOUR SIGNATURE.)

         C. ANNUAL HOLDINGS REPORTS. Annually, the following information must be submitted as of December 31 of each year by the following January 30:

                  / / the title, number of shares and principal amount of each security in which the Access or Advisory Person had any direct or indirect beneficial ownership;

                  / / the name of any broker, dealer or bank with whom the Access or Advisory Person maintains an account in which any securities are held for the direct or indirect benefit of the Access or Advisory Person; and

                  / / the date that the report is submitted by the Access or Advisory Person.

         D. ANNUAL CERTIFICATION. In addition, each Access and Advisory Person shall submit to the Review Officer an annual certification to certify that:

                  / / he/she has read and understands this Code and recognizes that he/she is subject to its requirements;

                  / / he/she has complied with all requirements of this Code; and

                  / / he/she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

         E. EXCEPTION. An employee need not make a report under this Section with respect to transactions affected for, and securities held in, any account over which the employee has no direct or indirect influence or control. See Section III.M.(3).

         F. DISCLAIMER. The report may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the employee making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.

         G. DUPLICATE CONFIRMATIONS AND STATEMENTS. All Access and Advisory Persons must direct their securities broker to send to the Review Officer, on a timely basis, (i) duplicate confirmations of all personal securities transactions; and
                 (ii) copies of periodic statements for all securities accounts.

IX.      CONFLICTS OF INTEREST

Employees should be aware that areas other than personal securities transactions or gifts and sensitive payments may involve conflicts of interest. The following should be regarded as examples of situations involving real or potential conflicts rather than a complete list of situations to avoid.

         A. "INSIDE INFORMATION" - Specific reference is made to the firm's policy of the use of "inside information" which applies to personal securities transactions as well as to client transactions.

         B. "USE OF INFORMATION" - Information acquired in connection with employment by the organization may not be used in any way which might be contrary to or in competition with the interests of clients. Employees are reminded that certain clients have specifically required their relationship with us be treated confidential.

         C. "DISCLOSURE OF INFORMATION" - Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside our organization and in no way can be used for personal gains.

         D. "OUTSIDE ACTIVITIES" - All outside relationships such as directorships or trusteeships of any kind or membership in investment organizations (E.G., an investment club) should be discussed with the Review Officer prior to the acceptance of such position.

                 As a general matter, directorships in unaffiliated public companies or companies which may reasonably be expected to become public companies will not be authorized because of the potential for conflicts which may impede our freedom to act in the best interests of clients. Service with charitable organizations generally will be authorized, subject to considerations related to time required during working hours and use of proprietary information.

X.       DISINTERESTED DIRECTORS OR TRUSTEES

         (1) A director or trustee of an investment company who is not an officer of such investment company or an officer, employee or director of the Adviser need only report a transaction in a security if the director or trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a director or trustee of the investment company, should have known that, during the 15-day period immediately before or after the date of the transaction by the director or trustee, the security was purchased or sold, or the security was under active consideration by the investment company or its Adviser.

         (2) The provision in Section IX (D) does not apply to disinterested Directors/Trustees.

XI.      REVIEW BY THE BOARDS OF DIRECTORS OR TRUSTEES

Management will prepare a written report to the Boards of Directors or Trustees as follows:

         (1) Quarterly to identify any material violations of the Code during the previous quarter; and

         (2) Annually to: (i) report non-material violations of the Code and to describe issues that arose during the previous year under the Code or procedures applicable to the Adviser and Underwriter, including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations; and (ii) certify to the Board that the Adviser and Underwriter have adopted procedures reasonably necessary to prevent Access and Advisory Persons from violating the Code.

XII.     AUDIT BY ETHICS COMMITTEE AND/OR REVIEW OFFICER

Adherence to the Code is considered a basic condition of employment with the organization. The Review Officer will (i) review all personal securities transactions by Access and Advisory Persons to ensure that no conflict exists with investment client trades; (ii) monitor compliance with the Code and review such violations of the Code as may occur; and (iii) report, periodically and upon request, to the Boards of Directors or Trustees of the various investment companies for which the Adviser serves as investment adviser. The Review Officer has the authority to re-designate a classification of an employee based on the employee's trading activity. The Ethics Committee will determine what action or sanctions are appropriate in the event of a violation.

Again, we emphasize the importance of obtaining prior clearance of all personal securities transactions (as described above), filing the quarterly reports promptly and avoiding other situations which might involve even the appearance of a conflict of interest. Questions regarding interpretation of this policy or questions related to specific situations should be directed to the Review Officer and/or the Ethics Committee.

XIII.    SANCTIONS

Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including, among other things, a letter of censure, disgorgement of profits, suspension, or termination of employment of the violator or any other penalty the Review Officer or Ethics Committee deems to be appropriate.

XIV.     CONFIDENTIALITY

All information obtained from any Access or Advisory Persons under this Code shall be kept in strict confidence, except that reports of transactions will be made available to the Securities and Exchange Commission or any other regulator or self-regulatory organization to the extent required by law or regulation.

XV.      ADDITIONAL DISCLOSURE

Each investment company shall be required to disclose the following information in its Statement of Additional Information: (i) that the investment company, its adviser, and underwriter have adopted this Code; (ii) that the Code permits employees to invest in securities for their own accounts; and (iii) that the Code is on public file with, and is available from, the Securities and Exchange Commission.

Dated:   September 1, 2000

                                    ENDNOTES
-------------------------
(1)  Such transactions are not subject to the preclearance requirements in
     Section VII. However, in all transactions involving this type of an account, you should conform to the spirit of this Code and avoid any activity which might appear to conflict with the investment clients or your position with the Adviser or Underwriter.

(2) The Ethics Committee is comprised of Francis Gannon (Investments), Peter Harbeck (Executive Administration), James Nichols (Marketing), Suzanne Onyskow (Human Resources) and Abbe Stein (Legal). The composition of the Committee may be changed from time to time.

(3)  The  Review  Officer,  Compliance  Officer and General  Counsel is Robert
     M. Zakem in the Legal Department on the Third Floor (3rd fl.). Mr. Zakem can be reached at ext. 5189.

(4) The Adviser, and any and all Access Persons or Advisory Persons thereof, shall not be deemed to have actual knowledge, for purposes hereof, of securities transactions effected for any company, series thereof, or component of such series, for which the Adviser is the investment adviser, but for which the portfolio management is performed by an entity which is not an affiliate of SunAmerica Inc.

(5)  Applicable only to Portfolio Managers

(6)  Applicable only to Analysts and Traders

(7)  The firm's Head Trader must obtain preclearance from the Review Officer.

(8) If in the case the Head Trader is unavailable, the Assistant Head Trader is authorized to preclear transactions. If both the Head Trader and Assistant Head Trader are unavailable, the Review Officer can preclear such transactions.

(9) The investment companies' trading hours are 9:30 a.m. to 4:00 p.m., Eastern time.

(10) Currently, Cynthia Chau in the Legal Department is the Review Officer's designee.

                                 ACKNOWLEDGMENT
                                 --------------

I hereby acknowledge that:

1.   I have received and read the Code of Ethics dated September 1, 2000.

2. I have had an opportunity to ask questions about, and receive an explanation of, the Code of Ethics from SAAMCo's Review Officer.

3. I thoroughly understand the contents of the Code of Ethics and recognize that I am subject to the provisions of such Code of Ethics.

4. I agree to, henceforth, adhere to all of the provisions of the Code of Ethics.




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